MGPI PROCESSING, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

Effective generally as of June 30, 2018

MGPI Processing, Inc.
Executive Deferred Compensation Plan

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MGPI Processing, Inc.
Executive Deferred Compensation Plan

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139563374.9

MGPI Processing, Inc.
Executive Deferred Compensation Plan

ARTICLE I.
Establishment and Purpose

1.1	Establishment. MGPI Processing, Inc. (the "Company") hereby establishes the MGPI Processing, Inc. Executive Deferred Compensation Plan (the "Plan"), effective as of June 30, 2018.

1.2
Purpose. The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

1.3
Top-Hat Status and Unfunded Plan. The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or any Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company's or the Adopting Employer's creditors until such amounts are distributed to the Participants.

ARTICLE II.
Definitions
Account. Account means a bookkeeping account maintained by the Company to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Company may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
Each Participant's Account includes a Participant's Class Year Other Compensation Deferral Sub-Account, Class Year Salary Deferral Sub-Account, or Company Sub-Account. Except for the Company Sub-Account, each sub-account is a bookkeeping account maintained by the Company to record the Deferrals made to that sub-account for a specific year. The Company Sub-Account is a bookkeeping account maintained by the Company to record all Company Contributions (regardless of any specific year). Reference to an Account includes any sub-account established by the Company, as the context requires.
Account Balance. Account Balance means, with respect to each Participant, the total payment obligation owed to a Participant from such Account(s).
Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its Eligible Employees.
Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's spouse, if living, otherwise the Participant's estate, shall be the Beneficiary if: (i)    the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).
Board. Board means the Board of Directors of the Company.
Business Day. Business Day means each day on which the Nasdaq Stock Market is open for business.
“Change in Control” means any of a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the assets of the Company," each of such phrases having the meanings as set forth in Treasury Regulation Section 1.409A-3(i)(5) or other guidance issued by the Secretary of the Treasury or Internal Revenue Service relating thereto.
Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.
Class Year Other Compensation Deferral Sub-Account. Class Year Other Compensation Deferral Sub-Account means the sub-account to which a Deferral from the incentive bonus, commission, and other such cash compensation other than base salary is made during a single calendar year. A separate Class Year Other Compensation Deferral Sub-Account will be established for each separate calendar year for which any other compensation deferral has been made.
Class Year Salary Deferral Sub-Account. Class Year Salary Deferral Sub-Account means the sub-account to which a Deferral from base salary is made during a single

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calendar year. A separate Class Year Salary Deferral Sub-Account will be established for each separate calendar year for which a base salary deferral has been made.
Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
Committee. Committee means the Compensation Committee of the Board of the Company (or the appropriate committee of such board) appointed to oversee the administration of the Plan. The Committee shall have the full authority to delegate any of its authority, powers and responsibility with respect to the administration of the Plan, or any other responsibility or power conferred hereunder to the Committee, to officers and key employees of the Company or any of its Affiliates.
Company. Company means MGPI Processing, Inc. , a Kansas corporation.
Company Contribution. Company Contribution means a discretionary credit by a Participating Employer to a Participant's Company Sub-Account in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
Company Sub-Account. Company Sub-Account means the sub-account pursuant to which all credits relating to any Company Contribution are made in accordance with Article V.
Compensation. Compensation means a Participant's base salary, incentive, bonus, commission and such other cash compensation eligible to be deferred under this Plan. Compensation shall not include any equity-based compensation (e.g., compensation paid in Company Shares) or compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.
Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies with respect to each Deferral: (i) the amount of each component of Compensation (e.g., base salary or incentive bonus) that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to (75%) of their base

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salary and up to 100%, of other types of Compensation (which may or may not constitute Performance-Based Compensation) for a Plan Year. Unless otherwise determined by the Company, all required tax withholding associated with any deferral of Compensation will be withheld from the Participant's other Compensation. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.
Deferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer for a single calendar year pursuant to his or her Compensation Deferral Agreement deferring either base salary or other compensation for that year, and with respect to such deferral specifying the Payment Schedule applicable for those deferrals. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.
Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant before any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.
Determination Date. Determination Date means the date on which the amount of a Participant’s Sub-Account eligible to be paid is determined as provided in Article VI. The applicable Determination Date is the date the Plan's recordkeeper processes a payment for distribution.
Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.
Effective Date. Effective Date means June 30, 2018, provided, however, deferral elections made in accordance with Article IV may be submitted to the Company before the Effective Date.
Eligible Employee. Eligible Employee means a member of a "select group of management or highly compensated employees" of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.
Employee. Employee means a common-law employee of an Employer.
Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

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ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.
Participating Employer. Participating Employer means the Company and each Adopting Employer.
Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance-Based Compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.
Plan. Generally, the term Plan means the "MGPI Processing, Inc. Executive Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.
Plan Year. Plan Year means the January 1 through December 31.
Separation from Service. Separation from Service means an Employee's termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.
Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the

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total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee's right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.
For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined above, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in those sections.
The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately before the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.
Specified Employee. Specified Employee means any employee of an Employer that the Company determines is a "Specified Employee" within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying the Company's Specified Employee Identification Procedure, and if no such procedure is in effect, by applying reasonable, objectively determinable identification procedures established by the Committee from time to time in accordance with Section 409A of the Code.
In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.
Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

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Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE III.
Eligibility and Participation

3.1
Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions to his or her Company Sub-Account under Article V, or (ii) receipt of notification from the Committee of his or her eligibility to participate in the Plan.

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not make a new deferral of Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). To the extent a Participant has made an election to defer cash Compensation, on and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV.
Deferrals

4.1	Deferral Elections, Generally.

(a)
A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation

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shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement before the date the election becomes irrevocable under the rules of Section 4.2.

(b)	The Participant shall specify on his or her Compensation Deferral Agreement:
(i)    the amount or percentage of a type of Compensation (e.g., base salary or other compensation) that is to be deferred for the upcoming deferral period;
(ii)    whether those Deferrals for the designated year and type of Compensation are to commence to be paid upon the first Business Day of the seventh month following Separation from Service or, if earlier than the date of Separation from Service, on a specified date and/or on a Change in Control; and
(iii)    the form of payment for the Account (other than the Company Sub-Account) as permitted by the Company. Deferrals payable upon the first Business Day of the seventh month following Separation from Service will be permitted to be paid in substantially equal annual installments over a period of two (2) to ten (10) years or a lump sum payment and Deferrals payable upon a specified date (if earlier than the Separation from Service or Change in Control date, if elected) will be permitted to be paid in equal annual installments over a period of two (2) to five (5) years or a lump sum payment). Deferrals payable upon a Change in Control will only be permitted to be paid in lump sum.
If no designation is made with respect to a year's Deferrals, all Deferrals shall be scheduled to be paid in a lump sum on the first Business Day of the seventh month following the date of the Participant's Separation from Service.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)
First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

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(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year before the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of 11:59 p.m. on the December 31 of the year immediately preceding the year in which such Compensation is to be earned.

(c)
Performance-Based Compensation. If permitted by the Committee, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation after the beginning of the performance period and no later than the date that is six months before the end of the performance period, provided that:

(i)    the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and
(ii)    the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant's death or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) before the satisfaction of the performance criteria, will be void.

(d)
Sales Commissions. Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned by the Participant in the taxable year of the Participant in which the sale occurs. The Compensation Deferral Agreement must be filed before the last day of the year preceding the year in which the sales commissions are earned, and becomes irrevocable after that date.

(e)
Short-Term Deferrals. Compensation that meets the definition of a "short-term deferral" described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(f)	Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the

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Participant's continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g)
Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards before the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant before the date the Participant has a legally binding right to such Compensation.

(h)
"Evergreen" Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such "evergreen" Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3
Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.

4.4	Vesting. Participant Deferrals shall be 100% vested at all times.

4.5
Cancellation of Compensation Deferral Agreement. The Committee may cancel a Participant's Compensation Deferral Agreement: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer's qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six

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months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in Treas. Reg. 1.409A-3(i)(4)).

ARTICLE V.
Company Contributions

5.1
Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant's Company Sub-Account in any amount determined by the Participating Employer. Company Contributions may be made in the form of a matching contribution, a nonelective contribution, or both and may be made in accordance with any formula selected by the Participating Employer, which formula may be different from year to year. Unless otherwise determined by the Company, all Company Contributions will be credited to the same Company Sub-Account.

5.2
Vesting. Company Contributions may be subject to any vesting schedule determined by the Participating Employer at the time of the credit. The Committee may, in its sole discretion, fully vest the Participants' Company Sub-Accounts on a Change in Control.

ARTICLE VI.
Benefits

6.1
Benefit Commencement and Form of Payment. With the exception of the Company Sub-Account, each Account of a Participant as determined under Section 6.4 shall commence to be paid in accordance with the Compensation Deferral Agreement relating to such Account. The Participant's Company Sub-Account as determined under Section 6.4 shall be paid in a single lump sum on the first Business Day of the seventh month following the Participant's Separation from Service. Notwithstanding the foregoing and any election made by a Participant, the following payment rules shall apply:

(a)
Separation from Service. Following a Participant's Separation from Service, any Account that is scheduled to be paid or commence to be paid after the date of Separation from Service shall instead be paid or commence to be paid on the first Business Day of the seventh month following the Participant's Separation from Service. Any Account that is scheduled to be paid (either on a specified date or on account of a Change in Control) earlier than the date of Separation from Service shall be paid on that earlier date. The Accounts (other than a Company Sub-Account) will be paid in the form selected by the Participant in the Compensation Deferral Agreement. If a payment scheduled to be paid upon a specified date or on a Change in Control is accelerated and paid on the first Business Day of the seventh month following the Participant's Separation from Service, the method of payment (e.g., lump sum or installments) selected by the Participant on account of payments on account of a Separation from Service

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shall govern and not any different payment schedule that would have applied if such payment had commenced on the specified date.

(b)	Death. Upon the Participant's Death, the Participant shall be paid his or her Account Balance in a single lump sum within 90 days following the Participant's death.

(c)
Small Account Balances. Notwithstanding any Participant election or other provisions of the Plan, all of a Participant's Sub-Account(s) will be paid in a single lump sum if, on the first Business Day of the seventh month following the Participant's Separation from Service, the Participant's aggregate Account Balances is not greater than $25,000. Such single lump sum shall be paid on the first Business Day of the seventh month following the Participant's Separation from Service.

(d)
Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her Sub-Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Sub-Accounts commencing on a specified date, beginning with the Sub-Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

(e)
Payments Subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 6.1(e), then the payment must be made upon the first to occur of (i) a Change in Control or (ii) during the Company's first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the

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deduction of such payment will not be barred by application of Section 162(m) of the Code. Where any scheduled payment to a specific Participant in a Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.

6.2
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the sub-account balance as of the Determination Date and (b) equals the remaining number of installment payments.

For purposes of this Plan, a series of installment payments will be treated as a single payment for purposes of Code Section 409A.

6.3
Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

6.4
Determination of Amount of Sub-Account. Each Participant's Sub-Account shall equal the value of the Sub-Account as determined under Article VIII as of the Determination Date applicable to such payment.

ARTICLE VII.
Modifications to Payment Schedules

7.1
Participant's Right to Modify. A Participant may modify the designated or elected Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. Any modification of the Payment Schedule remains subject to the payment distribution rules provided in Section 6.1.

7.2
Time of Election. If a modification applies with respect to a payment scheduled to be payable (or commence to be payable) on a specified date, the date on which a modification election is submitted to the Committee must be at least 12 months before the date on which payment is scheduled to commence under the Payment Schedule in effect before the modification. If a modification applies with respect to a payment scheduled to be payable (or commence to be payable) on the first Business Day of the

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seventh month following the Participant's Separation from Service or upon a Change in Control, the modification will not be effective if the Participant's Separation from Service or the Change in Control occurs before the 12-month anniversary of the date the modification is submitted to the Committee.

7.3
Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII.
Valuation of Account Balances; Investments

8.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Company Sub-Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2
Earnings Credit. With respect to all deferrals, each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII ("investment allocation").

8.3
Investment Options. Investment options for all Accounts will be determined by the Company. The Company, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period before the effective date of such change.

8.4
Investment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

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A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5
Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE IX.
Administration

9.1
Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

The Committee may, as necessary, make a determination of the amount of, and manner in which, any payment erroneously made to a Participant or amounts that are overpaid are recovered, in accordance with applicable law, including, without limitation, by seeking repayment or by offsetting any other payment due under the Plan; provided that any offsets against amounts shall be made in compliance with Section 409A.

9.2
Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately before such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) before the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of the Company consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee

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nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.
The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Committee's duties hereunder, except with respect to matters resulting from the Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3
Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan (or, with respect to Company Contributions and related Earnings, vested) shall be deducted from Compensation that has not been deferred to the Plan, or, with respect to any Participant who has terminated employment and as permitted by Code Section 409A, from the Participant's Account under the Plan.

9.4
Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6
Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

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ARTICLE X.
Amendment and Termination

10.1
Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2
Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made before the date of any such amendment or restatement without the consent of the Participant. In addition to other delegation powers set forth in Section 9.5, the Committee may delegate its authority to amend the Plan without the consent of the Committee for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the delegate's interpretation of the document; and (iv) making such other amendments as the Committee may authorize.

10.3
Termination. The Committee may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Code Section 409A, any such provision shall be void and have no effect and may be amended by the Company without the consent of the Participant, for the purpose of Code Section 409A compliance. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, and regulatory interpretations or announcements with respect to Code Section 409A. The Company shall have the authority to void any Participant election hereunder if necessary to maintain the Plan in compliance with Code Section 409A and, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI.
Informal Funding

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11.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2
Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII.
Claims

12.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant").

(a)
In General. Notice of a denial of benefits will be provided within 90 days of the Committee's receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including

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a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the "Appeals Committee"). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant before the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.
The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

139563374.9

12.3
Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately before such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys' fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a "change in control" as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant's or Beneficiary's Account Balance.

12.5
Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII.
General Provisions

13.1	Assignment. Except with respect to a Permitted Transferee, no interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder

139563374.9

shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, (i) the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) and (ii) pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Accounts to be paid to certain persons or entities related to a Participant, including members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions (a “Permitted Transferee”). Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer or payment is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).
The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

MGPI PROCESSING, INC.
ATTN: GENERAL COUNSEL
100 COMMERCIAL STREET
ATCHISON, KS 66002-2666

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Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7
Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Kansas shall govern the construction and administration of the Plan.
[Signature page follows]

139563374.9

The undersigned executed this Plan as of the 15th day of December, 2018, to be effective as of the Effective Date.
MGPI PROCESSING, INC.
By: Thomas J. Lynn (Print Name)
Its: Vice President and General Counsel (Title)
/s/ T J Lynn (Signature)

139563374.9